FULUCAI ANNOUNCES SIGNED MEMORANDUM OF UNDERSTANDING TO ACQUIRE
WORKING INTEREST IN INDONESIAN OIL AND GAS INTERESTS

Calgary, Alberta (May 23, 2014) Fulucai Productions Ltd. (OTCQB:FCPS) (“Fulucai” or the "Company") is pleased to announce that it has entered into a Memorandum of Understanding (the “MOU”) with Blue Sky Langsa Ltd. (“BSL”) whereby the Company has the right to acquire a 15% working interest in certain oil and gas interests in North Sumatra, Indonesia, including offshore leases and equipment (the “Properties”).  The asset is known as Langsa Offshore Technical Assistance Contract and is a 77 square kilometer offshore concession in 325 feet of water depth, 55 kilometers from the North Sumatra shoreline.  The block has 2 discovered fields, known as the L and H fields, and 7 wells.  Historic sunk costs for the Langsa TAC are approximately $61.2 Million.  Mobil Oil initially made the discovery in 1980.

The Company and BSL intend to enter into a formal Participation Agreement for the acquisition in accordance with normal industry standard practice, requisite regulatory requirements and approvals in the U.S., Canada and Indonesia.   Under the terms of the agreement, the Company will acquire a 15% working interest in the Langsa TAC for $918,568 US consisting of cash at closing and payment for 15% of the direct costs for the 2014 work program (“WP2014”) which are currently estimated to be approximately $9.55 Million US.  Fulucai’s 15% interest of the direct costs will be approximately $1,432,000 US.  The Effective Date for the transaction is January 1, 2014.

This is a related party transaction.  The controlling shareholder of Fulucai is the President of Blue Sky Langsa.

ON BEHALF OF THE BOARD
/s/Mo Fazil
Mo Fazil
Chief Executive Officer

For information contact:
Mr. Mo Fazil
T: 403-613-7310

Disclaimers
 Except for statements of historical fact, this news release contains certain “forward-looking information” within the meaning of applicable securities laws. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words, or statements that certain events or conditions “may” occur. Forward-looking information in this news release includes, but is not limited to, statements regarding expectations of management regarding the expiry of hold periods attached to the securities issued in settlement of debts as described in this news release. Although the Company believes that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks and uncertainties that may cause actual results, performance or developments to differ materially from those contained in the statements including, without limitation, the risk that the hold period on the shares may not expire as expected. Other than as required by law, the Company does not intend to update the forward-looking information contained in this news release.